Exhibit 99.1
PRESS RELEASE
For Immediate Release
Contact: Courtney Guertin, Public Relations
401-457-9501; Courtney.Guertin@lintv.com
LIN TV NAMES PATTI HART TO BOARD OF DIRECTORS
PROVIDENCE, RI, December 13, 2006 — LIN TV Corp. (NYSE: TVL) today announced that Patti S. Hart has been elected to its Board of Directors.
Most recently, Ms. Hart served as chairman and chief executive officer of Pinnacle Systems, Inc. Headquartered in Mountain View, California, Pinnacle provides video editing hardware and software to television broadcast station newsrooms. Previously, Ms. Hart served as chairman and chief executive officer of Excite@Home and chairman and chief executive officer of Telocity, Inc. Excite@Home and Telocity provide broadband services to consumers. Ms. Hart also served as president and chief operating officer of Sprint’s Long Distance Division, and in a number of other senior-level positions with Sprint.
Douglas McCormick, chairman of the LIN TV Board of Directors, said: “We welcome Patti Hart to the LIN TV Board of Directors. Patti brings a great deal of relevant experience gained throughout her very successful career. She will be a great addition to the Board and a valuable advisor to our management team.”
Vincent Sadusky, President and Chief Executive Officer of LIN TV, said: “We are pleased to announce this important addition to our Board. Patti’s experience complements our existing Board members and will provide us an additional business perspective in digital technology.”

Ms. Hart also serves as a director of Korn Ferry International, International Game Technology and Spansion, Inc.
Following the addition of Ms. Hart, LIN TV’s Board will be comprised of nine directors.
About LIN TV
LIN TV owns and operates 31 television stations in 18 mid-sized markets in the U.S. and Puerto Rico, three of which are LMAs.
LIN owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN is also a 1/3 owner of WAND-TV, the NBC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.
Financial information and overviews of our stations are available on our company website at www.lintv.com.